Exhibit 4.1

CUSIP NO. 244199 BC8

No. [ ]	[ ]

DEERE & COMPANY

4.375%  NOTE DUE 2019

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and such certificate issued is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of the Depository, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.

Unless and until this certificate is exchanged in whole or in part for Notes in certificated form, this certificate may not be transferred except as a whole by the Depository to a nominee thereof or by a nominee thereof to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor.

DEERE & COMPANY, a Delaware corporation (herein referred to as the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[            ] on October 16, 2019 (the “Maturity Date”) and to pay interest thereon from October 16, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 16 and October 16 in each year (each, an “Interest Payment Date”), commencing April 16, 2010, at 4.375% per annum until the principal hereof is paid or duly provided for.

Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment.  Interest payable on each Interest Payment Date will include interest accrued from and including October 16, 2009 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person (the “Holder”) in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the 15th day (whether or not a Business Day) preceding such Interest Payment Date (a “Regular Record Date”).  Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (referred to herein), notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

For purposes of this Note, “Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

Payment of the principal of this Note on the Maturity Date will be made against presentation of this Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.  So long as this Note remains in book-entry form, all payments of principal and interest will be made by the Company in immediately available funds.

General.  This Note is one of a duly authorized issue of securities (herein called the “Securities”) of the Company, issued and to be issued in one or more series under an indenture, dated as of September 25, 2008, as it may be supplemented from time to time (herein called the “Indenture”), between the Company and The Bank of New York Mellon, Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture with respect to a series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Note is one of a duly authorized series of Securities designated as “4.375% Notes due 2019” (collectively, the “Notes”).

The Notes are initially limited to $750,000,000 aggregate principal amount.  The Company may, without the consent of the Holder hereof, create and issue additional securities ranking pari passu with the Notes in all respects and so that such additional securities shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Notes initially issued.  No additional Notes may be issued if an Event of Default has occurred and is continuing.

Events of Default.  If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Maturity.  The Notes may not be redeemed prior to the Maturity Date.  The Notes are not subject to the operation of any sinking fund.

Modification and Waivers; Obligations of the Company Absolute.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series.  Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby.  The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture.  Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences.  Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate and in the coin or currency herein prescribed.

Defeasance and Covenant Defeasance.  The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Registration of Transfer or Exchange.  As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

This Note is a global Security.  If the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days or an Event of Default under the Indenture has occurred and is continuing with respect to the Notes, the Company will issue Notes in certificated form in exchange for each global Security.  In addition, subject to the procedures of the Depository, the Company may at any time determine not to have the Notes represented by a global Security and, in such event, will issue Notes in certificated form in exchange in whole for the global Security representing the Notes.  In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name.  Notes so issued in certificated form will be issued in minimum denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes (subject to Section 309 of the Indenture), whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Defined Terms.  All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles of such state other than New York General Obligations Law Section 5-1401.

Notices.  Notices to Holders of the Notes will be made by first class mail, postage prepaid, to the addresses that appear on the register maintained by the Security Registrar.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its facsimile corporate seal.

Dated: October 16, 2009

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture	DEERE & COMPANY

THE BANK OF NEW YORK MELLON, as Trustee

By:
Vice President and Treasurer

By:	Attest:
Authorized Signatory		Secretary